Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS
2014 SECOND QUARTER AND FIRST HALF RESULTS

(Tampa, FL, August 6, 2014) - Masonite International Corporation ("Masonite") (NYSE: DOOR) today announced results for the three and six months ended June 29, 2014.

Executive Summary

•
Net sales increased $37.1 million or 8.2% to $490.2 million in the second quarter of 2014 compared with the second quarter of 2013 primarily due to increases of 5.5% in average unit price and 3.4% in unit volumes, which were partially offset by a 0.6% foreign exchange headwind.

•
Net income attributable to Masonite increased $6.8 million to $5.6 million, or $0.18 per diluted share, in the second quarter of 2014 from a loss of $1.2 million, or $0.04 per diluted share, in the second quarter of 2013.

•	Adjusted EBITDA[1] increased $10.6 million or 31.6% to $44.1 million in the second quarter of 2014 from the second quarter of 2013, the highest Adjusted EBITDA in five years.

•
Cash flow from operations was $25.7 million during the six months ending June 29, 2014 compared to $2.5 million last year due to improved business results and operational issues encountered during the implementation of a new accounts payable processing system which have temporarily extended payments beyond our normal trade terms.

•	Cash and cash equivalents stood at $187.5 million as of June 29, 2014, versus $100.9 million on December 29, 2013.

“Previously announced price increases, a slowly improving U.S. housing market and tight operational cost control allowed us to deliver our strongest quarterly results in five years,” said Fred Lynch, President and CEO. “While we believe we have not yet obtained a fair return for the high quality products and services we provide, the improvement in Adjusted EBITDA margin we achieved during the second quarter suggests the balanced set of strategies we have been pursuing is moving us in the right direction.”

1 See "Non-GAAP Financial Measure and Related Information" for definition and reconciliation to net income (loss) attributable to Masonite.

Second Quarter 2014 Discussion
Net sales increased 8.2% to $490.2 million in the three months ended June 29, 2014, from $453.1 million in the comparable period of 2013. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 8.7% to $492.7 million. The increase was primarily due to a $25.1 million improvement in average unit price and a $15.5 million increase in unit volumes partially offset by $2.5 million of negative foreign exchange impact.

Total company gross profit increased to $78.6 million in the three months ended June 29, 2014, from $64.7 million in the three months ended June 30, 2013. Gross profit margin increased 170 basis points to 16.0% of net sales in the second quarter of 2014, from 14.3% of net sales in the second quarter of 2013, primarily due to price increases at North American residential customers.

In the three months ended June 29, 2014, selling, general and administrative expenses increased $2.5 million to $58.5 million, from $56.0 million in the three months ended June 30, 2013. The increase in SG&A expenses was driven by $2.6 million of SG&A incurred in the Company's Door-Stop operations during the second quarter of 2014. Also contributing to the increase was an additional $0.9 million of bad debt expense and $0.7 million of share based compensation expense in the second quarter of 2014 compared to the same period in 2013. These increases were partially offset by a reduction of $1.7 million in losses on disposals of property, plant and equipment. Overall, selling, general and administrative expenses as a percentage of net sales decreased 50 basis points in the second quarter of 2014 to 11.9%, from 12.4% in the second quarter of 2013.

Net income (loss) attributable to Masonite increased $6.8 million to $5.6 million, or $0.18 per diluted share, in the three months ended June 29, 2014 from a loss of $1.2 million, or $0.04 per diluted share, in the three months ended June 30, 2013.

Adjusted EBITDA increased 31.6% to $44.1 million for the three months ended June 29, 2014, from $33.5 million in the comparable period of 2013.

On June 6, 2014, an explosion occurred in the power plant of our Estcourt Mill in South Africa which reduced the site’s ability to generate steam and heat the kilns which, in turn, required the production lines to cease operating for several weeks. Currently, the mill is running at approximately half of Masonite's desired output. Additional capacity is scheduled to come online during August 2014 which management believes will restore production to about 75% of pre-incident levels with the balance expected to be restored during the fourth quarter of 2014. The 2014 Adjusted EBITDA impact, before any potential insurance recovery, is estimated to be between $6 and $7 million with the vast majority of the impact expected to fall within the third quarter of 2014. Importantly, the Estcourt Mill is insured against property loss and business interruption.

Year to date 2014 Discussion
Net sales increased 4.0% to $912.6 million in the six months ended June 29, 2014, from $877.6 million in the comparable period of 2013. Excluding the unfavorable impact of foreign exchange, net sales would have increased by 5.0% to $921.6 million. The increase was primarily due to a $49.2 million improvement in average unit prices. This increase was partially offset by $9.0 million of negative foreign exchange impact and a $3.6 million decline in unit volumes.

Total company gross profit increased to $131.6 million in the six months ended June 29, 2014, from $115.1 million in the six months ended June 30, 2013. Gross profit margin increased 130 basis points to 14.4% of net sales in the first half of 2014, from 13.1% of net sales in the first half of 2013, primarily due to price increases at North American residential customers.

In the six months ended June 29, 2014, selling, general and administrative expenses increased $13.3 million to $116.3 million, from $103.0 million in the six months ended June 30, 2013. The increase was partially driven by a $4.5 million benefit in the first quarter of 2013 related to a business interruption insurance claim associated with the company's Marshfield acquisition and $3.3 million of SG&A incurred in connection with the company's the Door-Stop operations during the period of the first six months of 2014 subsequent to acquisition. Also contributing to the increase were additional personnel costs of $1.8 million, bad debt expense of $1.5 million and share based compensation expense of $1.2 million. Overall selling, general and administrative expenses as a percentage of net sales increased 100 basis points in the first half of 2014 to 12.7%, from 11.7% in 2013. Excluding the business interruption insurance benefit, selling, general and administrative expenses would have increased by 50 basis points.

Net loss attributable to Masonite increased $4.0 million to a loss of $11.0 million, or $0.37 per diluted share, in the six months ended June 29, 2014 from a loss of $7.0 million, or $0.25 per diluted share, in the six months ended June 30, 2013.

Adjusted EBITDA increased 7.0% to $63.8 million for the six months ended June 29, 2014, from $59.6 million in the comparable period of 2013.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on August 7, 2014. Access to the live audio webcast beginning at 10:00 a.m. ET can be obtained on the Masonite website under Investors > Events & Presentations. The webcast can be accessed at: Q2'14 Webcast. The earnings presentation relating to the call and webcast will also be available on the Masonite website in the same location.

Telephone access to the live call will be available at 877-407-3980 (in the U.S.) or by dialing 201-689-8475 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through August 21, 2014. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13586620.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in over 80 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of improvements in the housing market and related markets and the effects of our pricing and other strategies, and the expected impact of the explosion at our Estcourt Mill in South Africa. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” might, “could,” “will,” would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; competition; our ability to successfully implement our business strategy; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-backed credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs, and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; our ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and senior secured asset-based credit facility; and other factors publicly disclosed by the company from time to time.

Non-GAAP Financial Measure and Related Information
Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is defined as net income (loss) attributable to Masonite plus depreciation, amortization, restructuring costs, loss (gain) on sale of property, plant and equipment, impairment, registration and listing fees, interest expense, net, other expense (income), net, income tax expense (benefit), loss (income) from discontinued operations, net of tax, net income attributable to non-controlling interest and share based compensation expense. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP, and should not be considered as an alternative to (i) net income (loss) or net income (loss) attributable to Masonite determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this press release is appropriate to provide additional information to investors about our operating performance. Not all companies use identical calculations, and as a result, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility or our senior notes. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The table below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North America	Europe, Asia and Latin America	Africa	Total	% Change
Second quarter 2013 net sales	$346.7	$87.6	$18.8	$453.1
Volume*	18.5	6.1	(9.1)	15.5	3.4%
Average unit price	13.7	5.7	5.7	25.1	5.5%
Other	(0.7)	(0.3)	—	(1.0)	(0.2)%
Foreign exchange	(5.5)	4.4	(1.4)	(2.5)	(0.6)%
Second quarter 2014 net sales	$372.7	$103.5	$14.0	$490.2	8.2%
Year over year growth, net sales	7.5%	18.2%	(25.5)%

Second quarter 2013 Adjusted EBITDA	$28.1	$4.3	$1.1	$33.5
Second quarter 2014 Adjusted EBITDA	$39.7	$5.0	$(0.7)	$44.1	31.6%
Year over year growth, Adjusted EBITDA	41.3%	16.3%	(163.6)%

	North America	Europe, Asia and Latin America	Africa	Total	% Change
Year to date 2013 net sales	$666.0	$176.3	$35.3	$877.6
Volume*	4.3	5.2	(13.1)	(3.6)	(0.4)%
Average unit price	31.6	8.1	9.5	49.2	5.6%
Other	(2.9)	1.3	—	(1.6)	(0.2)%
Foreign exchange	(11.9)	7.2	(4.3)	(9.0)	(1.0)%
Year to date 2014 net sales	$687.1	$198.1	$27.4	$912.6	4.0%
Year over year growth, net sales	3.2%	12.4%	(22.4)%

Year to date 2013 Adjusted EBITDA	$48.6	$8.9	$2.2	$59.6
Year to date 2014 Adjusted EBITDA	$55.7	$8.1	$—	$63.8	7.0%
Year over year growth, Adjusted EBITDA	14.6%	(9.0)%	(100.0)%

(*) Includes the incremental impact of 2013 and 2014 acquisitions.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Net sales	$490,176	$453,093	$912,636	$877,617
Cost of goods sold	411,569	388,424	781,043	762,547
Gross profit	78,607	64,669	131,593	115,070
Gross profit as a % of net sales	16.0%	14.3%	14.4%	13.1%

Selling, general and administration expenses	58,519	56,032	116,294	102,992
Selling, general and administration expenses as a % of net sales	11.9%	12.4%	12.7%	11.7%

Restructuring costs	560	1,762	1,281	3,202
Operating income (loss)	19,528	6,875	14,018	8,876
Interest expense (income), net	10,594	8,208	20,587	16,458
Other expense (income), net	1,306	(363)	1,487	(521)
Income (loss) from continuing operations before income tax expense (benefit)	7,628	(970)	(8,056)	(7,061)
Income tax expense (benefit)	1,379	(408)	1,398	(1,444)
Income (loss) from continuing operations	6,249	(562)	(9,454)	(5,617)

Income (loss) from discontinued operations, net of tax	(170)	(44)	(312)	(134)
Net income (loss)	6,079	(606)	(9,766)	(5,751)

Less: net income (loss) attributable to non-controlling interest	499	605	1,240	1,285
Net income (loss) attributable to Masonite	$5,580	$(1,211)	$(11,006)	$(7,036)

Earnings (loss) per common share attributable to Masonite:
Basic	$0.19	$(0.04)	$(0.37)	$(0.25)
Diluted	$0.18	$(0.04)	$(0.37)	$(0.25)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$0.20	$(0.04)	$(0.36)	$(0.25)
Diluted	$0.19	$(0.04)	$(0.36)	$(0.25)

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	June 29, 2014	December 29, 2013
Current assets:
Cash and cash equivalents	$187,533	$100,873
Restricted cash	13,305	13,831
Accounts receivable, net	285,553	243,823
Inventories, net	243,649	218,348
Prepaid expenses	23,269	22,371
Assets held for sale	3,535	3,408
Income taxes receivable	2,725	3,250
Current deferred income taxes	19,522	17,840
Total current assets	779,091	623,744
Property, plant and equipment, net	618,873	630,279
Investment in equity investees	8,057	7,483
Goodwill	99,161	78,404
Intangible assets, net	224,883	203,714
Long-term deferred income taxes	24,343	23,363
Other assets, net	25,177	24,158
Total assets	$1,779,585	$1,591,145

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$129,082	$98,936
Accrued expenses	155,374	128,924
Income taxes payable	318	732
Total current liabilities	284,774	228,592
Long-term debt	512,866	377,861
Long-term deferred income taxes	117,129	108,924
Other liabilities	46,626	50,206
Total liabilities	961,395	765,583

Equity:
Share capital: unlimited shares authorized, no par value, 29,659,450 and 29,085,021 shares issued and outstanding as of June 29, 2014, and December 29, 2013, respectively.	653,654	646,196
Additional paid-in capital	227,136	230,306
Accumulated deficit	(71,183)	(60,177)
Accumulated other comprehensive income (loss)	(20,243)	(19,601)
Total equity attributable to Masonite	789,364	796,724
Equity attributable to non-controlling interests	28,826	28,838
Total equity	818,190	825,562
Total liabilities and equity	$1,779,585	$1,591,145

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
TO GAAP FINANCIAL MEASURE
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2014	June 30, 2013	June 29, 2014	June 30, 2013
Adjusted EBITDA	$44,050	$33,461	$63,768	$59,638
Less (plus):
Depreciation	14,536	15,651	29,982	32,177
Amortization	5,593	4,336	11,284	8,606
Share based compensation expense	2,797	2,081	5,080	3,911
Loss (gain) on disposal of property, plant and equipment	1,036	852	2,123	962
Impairment	—	1,904	—	1,904
Restructuring costs	560	1,762	1,281	3,202
Interest expense (income), net	10,594	8,208	20,587	16,458
Other expense (income), net	1,306	(363)	1,487	(521)
Income tax expense (benefit)	1,379	(408)	1,398	(1,444)
Loss (income) from discontinued operations, net of tax	170	44	312	134
Net income (loss) attributable to non-controlling interest	499	605	1,240	1,285
Net income (loss) attributable to Masonite	$5,580	$(1,211)	$(11,006)	$(7,036)